                                                                     Exhibit 4.4

                               SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is between First National Bank of Omaha (hereinafter "Bank") and First National Credit Card Center, Inc. (hereinafter "FNCCC") who agree as follows:

1. SERVICES. FNCCC agrees to provide services as described in schedules as mutually agreed and attached from time to time (hereinafter "Services"). FNCCC shall: (i) comply with all applicable association, local, state, and federal laws, ordinances, rules, regulations and codes ("Requirements of Law") in the performance of the Services; (ii) obtain any applicable federal, state, local or association licenses required to provide Services;
     (iii) comply with all policies and procedures of Bank relating to the operation of Bank's credit card business, including, without limitation, the policies and procedures for determining the creditworthiness of credit card customers, the extension of credit to credit card customers, debt deferral and cancellation programs, and relating to the maintenance of credit card accounts and the collection of credit card receivables, as such policies and procedures may be amended from time to time; and (iv) provide Services in a manner that will comply with the cardmember agreements and other disclosures provided in connection with the credit card accounts serviced hereunder. FNCCC is solely responsible for its own costs and expenses of performance hereunder except as otherwise set forth. FNCCC shall be solely responsible for the acts and omissions of its employees and shall have sole responsibility for their supervision, direction and control. Bank shall provide FNCCC with access to such books, records, systems and information as may be necessary to enable FNCCC to provide the Services. Any such books, records, systems and information shall constitute Bank's confidential information and shall be subject to Section 4. All such books, records, systems and information shall be returned to Bank immediately upon request or termination of this Agreement, whichever occurs first.

2. COMPENSATION. Bank shall compensate FNCCC for Services rendered in accordance with any attached schedules or as otherwise mutually agreed from time to time. In addition to such compensation, Bank acknowledges and agrees that it will be responsible for payment of all Direct-Billed Expenses. "Direct-Billed Expenses" are expenses: (i) incurred by FNCCC to vendors and services providers for products and services which are reasonably identified as having been provided for the direct benefit of Bank (e.g., mailing costs which are identified as having been provided for a mailing of Bank's solicitations); and (ii) in excess of a de minimis dollar threshold established by FNCCC from time to time. In the event that expenses are incurred that do not qualify as Direct-Billed Expenses, Bank agrees that such expenses may be allocated to Bank based on the Allocation on the attached schedule which is relevant to the functional service area for which the expense was incurred. Direct-Billed Expenses shall be documented in invoices from the vendor or service provider which are rendered to the Bank or FNCCC and made available to Bank. FNCCC shall be responsible for satisfying such invoice approval requirements as Bank may establish from time to time for Direct-Billed Expenses. Direct-Billed expenses will be paid by Bank directly to the relevant vendor or service provider.


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3.   TERMINATION. This Agreement shall be effective from the date set forth below until terminated by either party. Either party may terminate this Agreement with or without cause on thirty (30) days notice; provided, however, that this Agreement may be terminated effective upon actual receipt of notice in the event of a material breach by the other party. Notwithstanding any such notice of termination, this Agreement shall, to the extent required by Bank, remain in effect for a reasonable time to allow an orderly transition to a successor servicer. FNCCC shall provide such transitional or conversion services as Bank may reasonably request in connection with any such transition.

4.   PRIVACY.

     (a) Each party shall hold in confidence all confidential information of the other that it may obtain during the term of this Agreement. Each party agrees to use the confidential information of the other only for the purposes of providing or receiving Services pursuant to this Agreement, and each party agrees that it will not disclose such confidential information to any other person without prior written consent, except that such confidential information may be disclosed: (x) to employees, auditors, regulators, affiliates and professional advisors who have a need to know such information; and (y) as necessary to perform the Services. Confidential information shall not include information that: (i) was already in the possession of the recipient prior to disclosure by the disclosing party; (ii) is or subsequently becomes a part of the public domain through no fault of the recipient; (iii) is subsequently disclosed to the recipient by a third party not under any confidentiality obligation to the disclosing party; or (iv) is independently developed by the recipient. None of the foregoing shall be deemed to prohibit any disclosures required by applicable laws, rules, regulations, court orders or subpoenas.

     (b) For purposes of this subsection (b), the following definitions apply:
     "Consumer" means an individual who has obtained or applied for a product or service from a party for personal, family or household purposes ("Consumer" includes an individual's legal representatives); "Nonpublic Personal Information" means any information from or about Consumers that: (i) relates to any Consumer; (ii) relates to, or derives from, any transaction between a party and any Consumer; or (iii) is a list, description or other grouping of Consumers (Nonpublic Personal Information includes, but is not limited to, application, account and transaction information, Consumer names and addresses, consumer report information or information derived therefrom, and the mere fact that an individual is or was a customer). To the extent a party receives Nonpublic Personal Information, it: (1) shall use Nonpublic Personal Information solely for the purpose of providing Services under the Agreement; (2) shall not sell, rent, lease or otherwise directly or indirectly disclose Nonpublic Personal Information to any third party except as required by applicable law or regulation (including, but not limited to, disclosures to regulators in connection with examinations);
     (3) shall take all reasonable steps to protect the confidentiality of Nonpublic Personal Information; and (4) shall give access to Nonpublic Personal Information only to those employees, officers or agents who have a need to know in connection with


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     the performance of its obligations under the Agreement. The recipient agrees to implement a comprehensive written information security program that includes appropriate administrative, technical and physical safeguards to: (A) ensure the safety and confidentiality of Nonpublic Personal Information; (B) protect against unauthorized access to and use of Nonpublic Personal Information; (C) protect against anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and
     (D) properly dispose of Nonpublic Personal Information. FNCCC's information security program shall be at least as protective as Bank's. The recipient further agrees to cooperate in the discloser's monitoring of the recipient's compliance with the foregoing obligations as reasonably requested from time to time. The recipient agrees to notify the discloser of any unauthorized disclosure of Confidential Information, or any breach, or attempted breach, of its security related to areas, locations or computer systems which contain any Nonpublic Personal Information.

     (c) To the extent applicable, FNCCC agrees to comply with any rules and regulations of VISA, MasterCard and other relevant card associations related to protecting any information concerning Consumers, including, but not limited to, the Payment Card Industry Data Security Standard. FNCCC and its relevant agents and subcontractors must obtain and maintain all required registrations with, and successfully complete all compliance audits and assessments required by VISA, MasterCard and other relevant card associations.

     (d) The terms of this Section 4 shall survive the termination of this Agreement.

5. RELATIONSHIP OF PARTIES. The relationship of the parties hereunder shall be that of independent contractors. Except as provided in Section 8 or any Schedule, neither party shall be deemed an employee, agent, joint venturer, or partner of the other and neither party shall have the power or authority to bind or obligate the other.

6. AUDIT. Bank, its designees and its regulators shall have reasonable access to and the right to audit, inspect and copy the books and records of FNCCC (including, but not limited to, audits, test results, reports and similar materials that FNCCC might prepare or have prepared for itself from time to time) and the right to make such inquiries of FNCCC's personnel and to visit FNCCC's facilities as Bank may reasonably require from time to time in order to comply with legal requirements, to handle litigation, disputes and customer inquiries, to confirm that appropriate security, internal control and business continuity programs are in place, and to verify FNCCC's compliance with the Agreement. Bank shall also have those rights to monitor the performance of FNCCC as may be reasonably required to confirm FNCCC's compliance with the Agreement. To the extent that FNCCC subcontracts any part of its responsibilities under the Agreement, FNCCC shall assure that Bank has the rights set forth in this paragraph with respect to such agents and subcontractors. FNCCC agrees to cooperate as reasonably requested by Bank in facilitating any monitoring or audit required by this paragraph.

7. MISCELLANEOUS. This Agreement: (a) shall be governed by and construed in accordance with the laws of the state of Nebraska; (b) may be amended only in writing signed by


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     both parties; (c) shall be binding upon and inure to the benefit of the parties' successors and permitted assigns; and (d) is the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof, which supersedes and merges all prior proposals, understandings, and agreements, oral or written, between the parties relating to the subject matter hereof. No waiver or modification of the terms hereof shall be binding unless in writing signed by the waiving party. No waiver of any provision hereof at any time shall operate as a waiver of any other provision or as a waiver of any subsequent breach of the same provision. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions, all of which shall continue in full force and effect.

8. CONSUMER REPORTS. The parties agree that when Bank requests FNCCC to be involved in a decision that gives rise to a permissible purpose to obtain consumer reports, as defined under the Fair Credit Reporting Act, Services provided by FNCCC may include assistance in obtaining those consumer reports (including, but not limited to, prescreening results). Notwithstanding anything to the contrary elsewhere in this Agreement, the parties agree that FNCCC will be acting solely as the agent of Bank in receiving such consumer reports.

9. PROPRIETARY RIGHTS. Nothing herein shall be deemed to grant any party any right, title, license, leasehold right or other interest in or to the books, records, systems, information. hardware, software, intellectual property, documentation, processes, facilities or services provided to it by the other in connection with this Agreement, including, without limitation, any special programs, functionalities, systems, interfaces or floor space or other resources that are made available hereunder or used to provide or receive Services or work product hereunder. The terms of this
     Section 9 shall survive the termination of this Agreement.

10. SOFTWARE. Any software and its associated documentation that is made available by one party to the other in connection with this Agreement (referred to collectively as "Software") is provided under the following terms. Software is provided solely for non-exclusive, non-transferable, internal use during the term hereof and solely for the purpose of facilitating the provision or receipt of Services under this Agreement. Neither party shall copy, decompile, reverse engineer or modify the Software and each party shall return the same (and all copies) to the other on termination. Title and all proprietary and other rights in the Software and any modifications or copies thereof shall at all times remain with the owner. The Software may contain trade secrets and each party agrees to maintain the confidentiality thereof and not to disclose or otherwise make the Software available to any third party without the owner's prior written consent. Software provided under a separate license agreement shall be subject to and governed by such agreement, and the recipient agrees to comply therewith.

11. INTELLECTUAL PROPERTY. Each party shall be the sole and exclusive owner of all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, works of authorship, including, but not limited to, computer software and documentation, and other work product developed or created by it or its personnel during the course hereof (collectively, the "Work Product"). Such Work Product shall not be considered a work made for hire within the meaning of Title 17 of the United States Code. Each party and its personnel shall now and in the future be free to use and employ


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     its and their general skills, know-how, and expertise, and to use, disclose and employ any generalized ideas and concepts learned during the course of any assignment, so long as it or they acquire and employ such information without disclosure of any confidential or proprietary information of the other.

                         [SIGNATURES ON FOLLOWING PAGE]


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IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as of January 1, 2007.

                                        FIRST NATIONAL BANK OF OMAHA


                                        BY:
                                            ------------------------------------
                                        TITLE:
                                               ---------------------------------
                                        DATE:
                                              ----------------------------------


                                        FIRST NATIONAL CREDIT CARD CENTER, INC.


                                        BY:
                                            ------------------------------------
                                        TITLE:
                                               ---------------------------------
                                        DATE:
                                              ----------------------------------


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

                        SCHEDULE A TO SERVICES AGREEMENT

FNCCC shall provide Services within the following functional areas as required by Bank. FNCCC shall not provide Services to any third party other than InfiBank, N.A. and First National Bank of Omaha. Services shall be comprehensive within each functional area, it being intended that FNCCC will, to the extent required by Bank, provide all Services necessary for the operation of Bank's:
(i) credit card issuing business as currently conducted and as hereinafter modified by Bank (including, but not limited to, proprietary and co-branded card activities, Services necessary to permit Bank to fulfill its agent bank, alliance and custom partner agreement responsibilities, and Services necessary to permit Bank to fulfill Bank's responsibilities under various account owner, successor servicer and backup servicer commitments); and (ii) debit, ATM, and prepaid card business, but only to the extent services are requested in selected areas such as fraud monitoring and embossing; and (iii) retail and online banking business, but only to the extent services are requested in selected areas such as customer service and ARU. All Services shall include the provision of standard and ad hoc reports as Bank may require from time to time, as well as relevant management and supervisory oversight, consultative support, planning, product development, risk management, and business-level compliance activities that are necessary or appropriate within each functional area. Services do not include the activities that may only be conducted by a bank or other services that Bank elects to perform for itself. Nothing herein shall be deemed to constitute an assignment and assumption of Bank's rights or responsibilities under any separate agreement.

SERVICE                                                       COST                PER UNIT
-------                                                       ----                --------
ADMINISTRATION

Provision of executive and managerial resources     $0.53                     Per Live Account
for credit card issuing activities, finance
services (including, but not limited to,
financial reporting and analysis), and legal
services.

MARKETING

Acquisition campaign development and                $4.03 (Consumer)          Per App
implementation, partnership acquisition and                                   Processed
partner relationship management, marketing
analytics and retention and activation campaign     $10.27 (Comm'l)           Per App
management                                                                    Processed

Retention and activation campaign development,      $0.18                     Per Billed
yield management, fee income program management,                              Account
rewards program management and product research
and development


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

SERVICE                                                       COST                PER UNIT
-------                                                       ----                --------
CREDIT

Application processing and decisioning in           $3.00 (Consumer)          Per App
accordance with Bank's credit policies and                                    Processed
procedures relevant to credit card issuing.
Exceptions will be allowed solely in accordance     $5.25 (Commercial)        Per App
with written guidelines approved by Bank.                                     Processed

Credit Maintenance (in accordance with Bank's       $0.19 (Consumer)          Per Live Account
credit policies and procedures relevant to credit
card issuing; exceptions will be allowed solely     $0.43 (Commercial)        Per Live Account
in accordance with written guidelines approved by
Bank), Credit DSS, Risk Management, and Risk
Policy

COLLECTIONS

All services necessary to collect receivables       $4.56 (1+ Cycle)          Per Delinquent
generated on Bank's credit card accounts.                                     Account
Waivers and modifications will be allowed solely
in accordance with written guidelines approved by   $33.69 (3+ Cycle)         Per Delinquent
Bank. Notwithstanding anything to the contrary                                Account
in Section 5 of the Agreement, FNCCC may, if
necessary, represent to a debtor that it has
authority to grant any waiver or exception
offered to a debtor in a collection settlement,
provided such waiver or exception is in
compliance with Bank's written guidelines.
Except as otherwise directed by Bank,
post-charge-off collections will generally be
handled by a separate collection agency rather
than by FNCCC.

General Collections Management and Fraud            $0.12                     Per Live Account
Investigations

Post-charge-off recovery management                 $0.11                     Per Charged-Off
                                                                              Account in
                                                                              Inventory


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
SERVICE                                                       COST                PER UNIT
-------                                                       ----                --------
Fraud monitoring                                    $0.02 (Credit Card)       Per Gross
                                                                              Transaction

                                                    $0.03 (Debit Card)        Per Open Account

Collections support for 'liquidation business'      $94,000                   Per Month

                                                    (for dedicated centers;
                                                    work outside dedicated
                                                    centers at cost)

OPERATIONS

Embossing                                           $0.72                     Per Card Issued

Dispute and Chargeback Processing                   $0.035                    Per Gross
                                                                              Transaction

Other operational support necessary to              $0.16                     Per Billed
administer, maintain and process Bank's credit                                Account
card accounts, including the provision of notices
and disclosures approved by Bank, the
implementation of changes in terms as approved by
Bank from time to time, accounting, settlement,
payment exception processing, electronic payment
processing, and records management

TBS letter generation                               $0.05                     Per Billed
                                                                              Account

Operational support for 'liquidation business'      $66,000                   Per Month

                                                    (for dedicated centers;
                                                    work outside dedicated
                                                    centers at cost)


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

SERVICE                                                       COST                PER UNIT
-------                                                       ----                --------
CONTACT CENTERS

Customer service and ARU                            $5.63                     Per Rep-Handled
                                                                              Call

Telemarketing                                       $35.00                    Per Hour

CUSTOM PARTNER SOLUTIONS

Marketing support and management for custom         $23,000                   Per Month
partners
                                                                              (based on the
                                                                              current
                                                                              estimate of
                                                                              FNBO's % of the
                                                                              total FNCCC
                                                                              time and
                                                                              expenses
                                                                              incurred in
                                                                              this area)

TECHNOLOGY

Services as requested from technology personnel     $0.00                     Per Month
resident in FNCCC's Atlanta office, including
systems development and DSS support.                                          (based on the
                                                                              current
                                                                              estimate of
                                                                              FNBO's % of the
                                                                              total FNCCC
                                                                              time and
                                                                              expenses
                                                                              incurred in
                                                                              this area)

PROGRAMMING AND TECHNICAL SUPPORT FOR AREAS OTHER   $80.00                    Per Hour
THAN CREDIT CARD AS REQUESTED.

Services provided by FNCCC shall be provided at its actual cost, without markup. Payment shall be due upon invoicing. FNCCC's actual cost shall include all expenses incurred by FNCCC in order to operate its business and provide the Services to Bank, including, but not limited to, intercompany charges for services that are provided to FNCCC by its affiliates. Costs Per Unit referenced above will be used for initial monthly invoicing by FNCCC. In the event that FNCCC's actual costs are greater or less than the estimates upon which the above Costs Per Unit were based, FNCCC may periodically:


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(1)  issue a lump sum invoice to apply an incremental adjustment reflecting difference between actual costs and invoiced costs for units previously billed; and/or

(2) apply revised Costs Per Unit in future invoices, to the extent necessary to reflect actual costs.

Per Unit Definitions:

STATISTIC                                                      DEFINITION
---------                                                      ----------
1+ Cycle Delinquent                Includes accounts 5-179 days delinquent as of their cycle date.
                                   Includes pending charge off accounts.

3+ Cycle Delinquent                See definition above. These are 60-179 days delinquent as of cycle date.

Card Issued                        Includes cards embossed and sent to customer for any reason including new accounts, normal reissue, miscellaneous replacement.

Live Account                       Includes credit card accounts managed by the Issuer at month end.
                                   Includes accounts that are closed to new changes but which are revolving a balance. Excludes charged-off and closed accounts.

Rep-Handled Call                   Includes calls handled by a rep regardless of whether the caller opted out of the VRU first or not.

Billed Account                     Includes accounts that either had a beginning balance, an ending balance or a transaction (purchase, cash advance, payment) except if the beginning or ending balance is between ($.99) and a +$.99 and the account had no transaction. Excludes accounts charged off in prior months but not in current month.

App Processed                      Includes applications for new accounts whether auto or manually decisioned or withdrawn. Includes approved and declined
                                   applications decisioned in-


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
STATISTIC                                                      DEFINITION
---------                                                      ----------
                                   house and by outside vendors. Excludes add on accounts for existing commercial card customers.

Gross Transaction                  Includes purchase, cash advance, and balance transfer
                                   transactions. It is not net of Purchase Returns.

Charged-Off Account in Inventory   Includes all charged off accounts (for any reason, including, but not limited to bad debt, fraud and bankruptcy) in the recovery system platform.


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